Exhibit 99.1

News Release

Contact:	Investors: Mike Grant - Managing Director, Investor Relations - (615) 263-6957 Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

INCREASED OCCUPANCY AND NEW CONTRACTS PROPEL STRONG FINANCIAL PERFORMANCE

RAISES 2025 FULL YEAR GUIDANCE

BRENTWOOD, Tenn. – May 7, 2025 – CoreCivic, Inc. (NYSE: CXW) (CoreCivic or the Company) announced today its first quarter 2025 financial results.

Financial Highlights – First Quarter 2025

•	Total revenue of $488.6 million

•	Net income of $25.1 million

•	Diluted earnings per share of $0.23

•	FFO per diluted share of $0.45

•	EBITDA of $81.0 million

•	Repurchased 1.9 million shares of our common stock at an aggregate cost of $37.9 million

Damon T. Hininger, CoreCivic’s Chief Executive Officer, commented, “2025 is off to a strong start for CoreCivic. First quarter occupancy in CoreCivic facilities reached 77.0% of available capacity, an increase from 75.2% in the first quarter of last year. Based on cost management and increased bed utilization, particularly from U.S. Immigration and Customs Enforcement (ICE), we exceeded our internal expectations for the first quarter. Additionally, we have begun to re-activate three previously idle facilities under multiple agreements with ICE. Based on the first quarter’s results and activation activity, we are increasing our annual financial guidance.

“CoreCivic anticipates additional contracting activity as 2025 progresses,” Hininger continued. “Conversations continue to progress with multiple Federal and State partners regarding their capacity needs. In addition to the facilities we are currently activating, we are making preparatory investments in many of our other idle facilities so that they will be available quickly, as our partners’ needs require and as their budgets allow. During the first quarter, we spent roughly $12 million of the $40 million to $45 million of additional capital investments we previously authorized for potential facility activations and transportation services in anticipation of increased demand for our facilities and services, and have approved an additional $25 million to expand the number of facilities beyond the initial list of priority locations we had previously identified.”

Patrick Swindle, CoreCivic’s President and Chief Operating Officer, remarked, “We are well underway in re-activating three previously idled facilities. On March 5, 2025, we announced an amendment to the prior intergovernmental services agreement (IGSA) at the Dilley Immigration Processing Center in Dilley, Texas, to resume operations and care for up to 2,400 individuals at the facility. In early April - ahead of our initial plan due to strong pre-planning and rehiring—we began receiving an initial ICE population at this facility. We anticipate the full activation of Dilley to be completed in less than six months from contract commencement.”

“We have also begun preliminary activation activities at the 1,033-bed Midwest Regional Reception Center in Leavenworth, Kansas, pursuant to a letter agreement signed March 7, 2025, and at the 2,560-bed California City Immigration Processing Center in California City, California, following a letter agreement signed April 1, 2025. These letter agreements provide initial funding to CoreCivic for activating these facilities while we work with ICE to negotiate and execute longer-term contracts.”

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

First Quarter 2025 Financial Results

Swindle continued, “CoreCivic’s balance sheet remains strong, and we ended the quarter with leverage, measured as net debt to trailing twelve month Adjusted EBITDA, at 2.5x. We continue to execute our capital strategy, and we accelerated our stock repurchases, reflecting our confidence in our cash flow outlook. During the first quarter, we repurchased 1.9 million shares at an aggregate cost of $37.9 million.”

First Quarter 2025 Financial Results Compared With First Quarter 2024

Net income in the first quarter of 2025 was $25.1 million, or $0.23 per diluted share, compared with net income in the first quarter of 2024 of $9.5 million, or $0.08 per diluted share (Diluted EPS). The prior year quarter included expenses associated with debt repayments and refinancing transactions of $27.2 million. When adjusted for special items, Adjusted Net Income for the first quarter of 2024 was $27.9 million, or $0.25 per diluted share (Adjusted Diluted EPS); there were no special items impacting first quarter net income in 2025. Special items are presented in detail in the calculation of Adjusted Net Income and Adjusted Diluted EPS in the Supplemental Financial Information following the financial statements presented herein.

The decrease in Adjusted Diluted EPS compared with the prior year resulted from the expiration of our lease with the California Department of Corrections and Rehabilitation (CDCR) at our California City facility on March 31, 2024, and the termination of our contract with ICE at the Dilley facility effective August 9, 2024. However, we began re-activating the Dilley facility during March 2025, and began re-activating the California City facility in April 2025. Collectively, the California City and Dilley facilities accounted for a $0.16 per share reduction compared with the first quarter of 2024. Largely offsetting the lost contribution of those two contracts were higher populations at our other ICE-focused facilities, as well as higher populations and per diem rates at facilities serving state and local populations. Financial results in the first quarter of 2025 also reflected ongoing cost containment efforts, the benefit of certain payroll tax credits, lower interest expense, and a decrease in shares of our common stock outstanding resulting from our share repurchase program.

During the first quarter of 2025, revenue from ICE, our largest government partner, was $133.2 million compared to $153.8 million during the first quarter of 2024, reflecting the termination of our ICE contract at the Dilley facility effective August 9, 2024, which accounted for a reduction in revenue of $33.6 million. Revenue from the U.S. Marshals Service (USMS) and from local governments were essentially flat year over year. Revenue from state customers increased 5.2% compared with the year-ago quarter, despite one fewer day of operations due to a leap year in the prior year quarter, with increases across many of our government customers.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2025 was $81.0 million, compared with $62.8 million in the first quarter of 2024. Adjusted EBITDA, which excludes special items, was $89.5 million in the first quarter of 2024. There were no special items during the first quarter of 2025. The decrease in Adjusted EBITDA from the prior year quarter was primarily attributable to the contract termination at the Dilley facility and the expiration of the lease with the CDCR at the California City facility, partially offset by a general increase in occupancy across our other facilities, combined with effective cost management initiatives and the benefit of certain payroll tax credits.

First Quarter 2025 Financial Results

Funds From Operations (FFO) for the first quarter of 2025 was $49.7 million, or $0.45 per share, compared with $33.9 million, or $0.30 per share, in the first quarter of 2024. Normalized FFO, which excludes special items, was $52.6 million, or $0.46 per diluted share, in the first quarter of 2024. There were no special items in the first quarter of 2025. Normalized FFO was impacted by the same factors that affected Adjusted EBITDA, further improved by a reduction in interest expense resulting from our debt reduction strategy that is not reflected in Adjusted EBITDA, as well as a 2.7% reduction in weighted average shares outstanding compared with the prior year quarter.

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and the note following the financial statements herein for further discussion and reconciliations of these measures to net income, the most directly comparable GAAP measure.

Capital Strategy

Share Repurchases. Our Board of Directors previously approved a share repurchase program authorizing the Company to repurchase up to $350.0 million of our common stock. During the first quarter of 2025, we repurchased 1.9 million shares of common stock under the share repurchase program at an aggregate cost of $37.9 million. Since the share repurchase program was authorized in May 2022, through March 31, 2025, we have repurchased a total of 16.5 million shares at an aggregate cost of $219.0 million, or $13.30 per share, excluding fees, commissions and other costs related to the repurchases.

As of March 31, 2025, we had $131.0 million of repurchase authorization available under the share repurchase program. Additional repurchases of common stock will be made in accordance with applicable securities laws and may be made at management’s discretion within parameters set by the Board of Directors from time to time in the open market, through privately negotiated transactions, or otherwise. The share repurchase program has no time limit and does not obligate us to purchase any particular amount of our common stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by our Board of Directors in its discretion at any time.

Contract Updates

Contract Modifications for U.S. Immigration and Customs Enforcement. On February 27, 2025, we announced contract modifications to existing USMS contracts at our 2,016-bed Northeast Ohio Correctional Center in Youngstown, Ohio, our 1,072-bed Nevada Southern Detention Center in Pahrump, Nevada, and our 1,600-bed Cimarron Correctional Facility in Cushing, Oklahoma to collectively add capacity for up to 784 ICE detainees. In addition, we obtained a contract modification to specify that ICE may use up to 258 beds at our 2,672-bed Tallahatchie County Correctional Facility in Mississippi.

First Quarter 2025 Financial Results

Amended U.S. Immigration and Customs Enforcement Contract. On March 5, 2025, we announced that we had agreed under an amendment to an IGSA to resume operations and care for up to 2,400 individuals at the 2,400-bed Dilley Immigration Processing Center in Dilley, Texas. The amended IGSA expires in March 2030 and may be further extended through bilateral modification. We began receiving residents at this facility during the second quarter of 2025. Previously, after nearly ten years of operation, we received notification from ICE on June 10, 2024 of its intent to terminate funding of the IGSA for services at the Dilley facility effective August 9, 2024. We did not operate the Dilley facility from August 9, 2024 until the resumption of operations at the facility on March 5, 2025.

Letter Contracts with U.S. Immigration and Customs Enforcement. Effective March 7, 2025, we entered into a letter agreement with ICE to begin activation efforts at our 1,033-bed Midwest Regional Reception Center. The letter agreement authorizes initial funding up to $5.0 million with maximum funding up to $22.6 million for a six-month period to help cover our start-up expenses while we work to negotiate and execute a long-term contract. Effective April 1, 2025, we entered into an additional letter agreement with ICE to begin activation efforts at our 2,560-bed California City Immigration Processing Center. The letter agreement authorizes initial funding up to $10.0 million with maximum funding up to $31.2 million for a six-month period to help cover our start-up expenses while we work to negotiate and execute a long-term contract. Since the previous contracts at these facilities were terminated, we have been operating these facilities with a core staffing complement to help ensure the facilities were maintained and could be marketed as solutions to meet the correctional or detention needs of potential customers.

2025 Financial Guidance

Based on current business conditions, we are providing the following updated financial guidance for the full year 2025:

	Revised Guidance Full Year 2025	Prior Guidance Full Year 2025
➣ Net income	$91.3 million to $101.3 million	$53.5 million to $67.5 million
➣ Diluted EPS	$0.83 to $0.92	$0.48 to $0.61
➣ FFO per diluted share	$1.72 to $1.82	$1.37 to $1.50
➣ EBITDA	$331.0 million to $339.0 million	$281.0 million to $293.0 million

Compared with our prior 2025 annual guidance provided on February 10, 2025, our revised 2025 guidance reflects actual results for the first quarter, updated occupancy projections consistent with current trends, as well as our assumptions for the reactivation of the Dilley Immigration Processing Center.

Consistent with our past practice, our guidance does not include the impact of any new contract awards not previously announced, including potential long-term contracts at our Midwest Regional Reception Center and our California City Immigration Processing Center as we have not yet negotiated a per diem rate or a definitive quantity of beds to be utilized at either facility. However, we may execute new contracts during 2025, including, but not limited to, potential long-term contracts at the Midwest Regional Reception Center and our California Immigration

First Quarter 2025 Financial Results

Processing Center, and will revise guidance throughout the year if and when new contracts are signed. Although we can provide no assurance, based on modified immigration policies of the new administration, as well as newly enacted legislation pertaining to illegal immigrants requiring the utilization of detention for certain criminal violations, we expect new contracts to require the activation of one or more of our idle facilities. The activation of an idle facility generally requires four to six months to hire, train, and prepare the facility to accept residential populations, which, depending on contract structure, could result in additional expenses before we are able to realize additional revenue. To the extent any new contract requires the activation of an idle facility before we begin to recognize revenue, our guidance could be negatively impacted by start-up expenses until the revenue we generate offsets these expenses. Due to activation timing, full year benefits from idle facility activations are likely to be more impactful to 2026 results.

During 2025, we expect to invest $29.0 million to $31.0 million in maintenance capital expenditures on real estate assets, $31.0 million to $34.0 million for maintenance capital expenditures on other assets and information technology, and $9.0 million to $10.0 million for other capital investments. Although our guidance does not include any new contract awards beyond those previously announced, we also expect to incur approximately $65.0 million to $70.0 million of capital expenditures associated with previously idled facilities we are activating and for additional potential facility activations, in order to prepare these facilities to quickly accept residential populations if opportunities arise, as well as to provide transportation services.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the first quarter of 2025. Interested parties may access this information at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation and disclaim any duties to update any information disclosed in this report.

Management may meet with investors from time to time during the second quarter of 2025. Written materials used in the investor presentations will also be available on our website beginning on or about May 23, 2025. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Conference Call, Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on Thursday, May 8, 2025, which will be accessible through the Company’s website at www.corecivic.com under the “Events & Presentations” section of the “Investors” page. To participate via telephone and join the call live, please register in advance here

https://register-conf.media-server.com/register/BIf5a69bfc230a49c581a3a5b115f91c5d. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode.

First Quarter 2025 Financial Results

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest operators of such facilities in the United States. We have been a flexible and dependable partner for government for more than 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government as a consequence of presidential executive orders, and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) our ability to activate idle facilities in a timely manner in order to meet the expected growth in demand for our facilities and services from the federal government that may occur as a result of changes in policies and actions of the new presidential administration, and to realize projected returns resulting therefrom; (v) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (vi) fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations; inflation and other increases in costs of operations, including a rise in labor costs; fluctuations in interest rates and risks of operations; (vii) government budget uncertainty, the impact of the debt ceiling and the potential for government shutdowns and changing budget priorities; (viii) our ability to successfully identify and consummate future development and acquisition opportunities and realize projected returns resulting therefrom; and (ix) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

We take no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services, except as may be required by law.

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First Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ASSETS	March 31, 2025	December 31, 2024
Cash and cash equivalents	$74,498	$107,487
Restricted cash	13,426	14,623
Accounts receivable, net of credit loss reserve of $4,202 and $4,471, respectively	282,075	288,738
Prepaid expenses and other current assets	43,453	38,970

Total current assets	413,452	449,818
Real estate and related assets:
Property and equipment, net of accumulated depreciation of $1,929,667 and $1,905,508, respectively	2,057,518	2,060,024
Other real estate assets	189,837	193,105
Goodwill	4,844	4,844
Other assets	336,795	224,100

Total assets	$3,002,446	$2,931,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$253,656	$273,724
Current portion of long-term debt	12,977	12,073

Total current liabilities	266,633	285,797
Long-term debt, net	969,885	973,073
Deferred revenue	11,648	12,399
Non-current deferred tax liabilities	94,608	89,207
Other liabilities	184,426	78,064

Total liabilities	1,527,200	1,438,540

Commitments and contingencies
Preferred stock – $0.01 par value; 50,000 shares authorized; none issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock – $0.01 par value; 300,000 shares authorized; 109,318 and 109,861 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1,093	1,099
Additional paid-in capital	1,689,019	1,732,231
Accumulated deficit	(214,866)	(239,979)

Total stockholders’ equity	1,475,246	1,493,351

Total liabilities and stockholders’ equity	$3,002,446	$2,931,891

First Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended
	March 31,
	2025	2024
REVENUE:
Safety	$454,184	$457,746
Community	29,708	29,900
Properties	4,642	13,039
Other	93	1

	488,627	500,686

EXPENSES:
Operating:
Safety	347,983	350,098
Community	23,613	24,144
Properties	3,123	3,835
Other	18	26

Total operating expenses	374,737	378,103
General and administrative	36,016	36,465
Depreciation and amortization	30,518	31,730

	441,271	446,298

OTHER INCOME (EXPENSE):
Interest expense, net	(15,231)	(18,613)
Expenses associated with debt repayments and refinancing transactions	—	(27,242)
Gain on sale of real estate assets, net	—	568
Other expense	(35)	(58)

INCOME BEFORE INCOME TAXES	32,090	9,043
Income tax benefit (expense)	(6,977)	500

NET INCOME	$25,113	$9,543

BASIC EARNINGS PER SHARE	$0.23	$0.08

DILUTED EARNINGS PER SHARE	$0.23	$0.08

First Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended
	March 31,
	2025	2024
Net income	$25,113	$9,543
Special items:
Expenses associated with debt repayments and refinancing transactions	—	27,242
Gain on sale of real estate assets, net	—	(568)
Income tax benefit for special items	—	(8,358)

Adjusted net income	$25,113	$27,859

Weighted average common shares outstanding - basic	109,489	112,306
Effect of dilutive securities:
Restricted stock-based awards	969	1,181

Weighted average shares and assumed conversions - diluted	110,458	113,487

Adjusted Diluted EPS	$0.23	$0.25

First Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended
	March 31,
	2025	2024
Net income	$25,113	$9,543
Depreciation and amortization of real estate assets	24,598	24,784
Gain on sale of real estate assets, net	—	(568)
Income tax expense for special items	—	178

Funds From Operations	$49,711	$33,937
Expenses associated with debt repayments and refinancing transactions	—	27,242
Income tax benefit for special items	—	(8,536)

Normalized Funds From Operations	$49,711	$52,643

Funds from Operations Per Diluted Share	$0.45	$0.30

Normalized Funds From Operations Per Diluted Share	$0.45	$0.46

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended
	March 31,
	2025	2024
Net income	$25,113	$9,543
Interest expense	18,381	22,058
Depreciation and amortization	30,518	31,730
Income tax expense (benefit)	6,977	(500)

EBITDA	$80,989	$62,831
Expenses associated with debt repayments and refinancing transactions	—	27,242
Gain on sale of real estate assets, net	—	(568)

Adjusted EBITDA	$80,989	$89,505

First Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

GUIDANCE — CALCULATION OF FUNDS FROM OPERATIONS AND EBITDA

	Revised Guidance Range For the Full Year Ending
	December 31, 2025
	Low End of Guidance	High End of Guidance
Net income	$91,250	$101,250
Depreciation and amortization of real estate assets	98,250	99,250

Funds From Operations	$189,500	$200,500

Diluted EPS	$0.83	$0.92

FFO per diluted share	$1.72	$1.82

Net income	$91,250	$101,250
Interest expense	73,750	72,750
Depreciation and amortization	128,750	128,750
Income tax expense	37,250	36,250

EBITDA	$331,000	$339,000

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. The Company believes that it is useful to provide investors, security analysts, and other interested parties disclosures of its results of operations on the same basis that is used by management.

FFO, in particular, is a widely accepted non-GAAP supplemental measure of performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. As a company with extensive real estate holdings, we believe FFO and FFO per share are important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and other real estate operating companies, many of which present FFO and FFO per share when reporting results. EBITDA, Adjusted EBITDA, and FFO are useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. The Company may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. The Company calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt repayments and refinancing transactions, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented.

First Quarter 2025 Financial Results

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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